CONSENT OF INDEPENDENT AUDITOR

         We consent to the incorporation by reference in this registration statement of Rare Medium Group, Inc. (the "Company") on Form S-3 of our reports dated March 29, 1999, relating to the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for the year then ended which reports are included in the Company's annual report on Form 10-K, as amended on Form 10-K/A. Our report, dated March 29, 1999, contains an explanatory paragraph that states that the Company has suffered net losses and losses from continuing operations, has a working capital deficiency, and has incurred accumulated losses through December 31, 1998. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments thatmight result from the outcome of that uncertainty.


                                             KPMG LLP



New York, New York
April 12, 1999